Exhibit 99.1

FOR IMMEDIATE RELEASE

Dallas Court Rules in Favor of TerreStar Corporation
 in Preferred Stock Rescission Suit

RESTON, Va. – December 3, 2007 — On November 30, 2007, a Dallas County, Texas court granted TerreStar Corporation’s (formerly Motient Corporation) (the “Company”) motion for summary judgment in connection with the final pending lawsuit against the Company filed by Highland Equity Focus Fund, L.P., Highland Crusader Offshore Partners, L.P., Highland Capital Management Services, Inc., and Highland Capital Management, L.P., (collectively, “Highland Capital”), which challenged the validity of the issuance of the Company’s Series A Preferred Stock to Highland Capital in April 2005 and sought to rescind the purchase price from the Company of $90 million. After hearing both parties’ arguments on their respective motions for summary judgment, the court granted TerreStar’s and denied Highland Capital’s motion.

"I sincerely hope this favorable ruling on our summary judgment motion is the final event in over a two-year period of litigation with Highland Capital," said Robert H. Brumley, President and Chief Executive Officer of TerreStar Corporation. "The Company wants to move forward from this satisfactory result and focus all our resources on building long-term value for our shareholders."

“We are extremely pleased with the court’s ruling," said Jeffrey W. Epstein, General Counsel of TerreStar Corporation.  "Highland Capital has the right to appeal, but we are confident that the Court's ruling will be upheld.  Our Board of Directors and management team appreciate the tireless dedication and superb representation by our outside litigation team in handling these matters over the past two years.”

About TerreStar Corporation

TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications. For additional information on TerreStar Corporation, please visit the company's website at www.terrestarcorp.com

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

For more information:

TerreStar Media Relations	Investor Contact:
Andrew Krejci	Robert Siegel
TerreStar Networks Inc.	TerreStar Corporation
703.483.7856	703-483-7802
andrew.krejci@terrestar.com	robert.siegel@terrestar.com